UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2012

Community Choice Financial, Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-35537	45-1536453
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7001 Post Rd, STE 200
Dublin OH 43016
(Address of principal executive offices) (Zip code)

614-798-5900
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2012, at its annual shareholders’ meeting the shareholders of Community Choice Financial Inc. (the “Company”), elected Mark Witkowski as a director of the Company.  Mr. Witkowski’s term will expire as of the annual meeting of shareholders to be held in 2013 or when his successor is duly elected and qualified. At the time of this disclosure, Mr.  Witkowski has not yet been named to a board committee.

At such meeting, the remainder of the Company’s directors, H. Eugene Lockhart, Andrew Rush, Michael Langer, Lee Wright, Felix Lo, Eugene Schutt and William E. Saunders were re-elected.

Under the terms of the Shareholders Agreement, by and among the Company and its shareholders, Diamond Castle Partners IV, L.P., Diamond Castle Partners IV-A L.P., and Deal Leaders Fund L.P. (“Diamond Castle”) has the right to appoint a majority of the Company’s directors.  Mr. Witkowski was selected by Diamond Castle pursuant to that authority and takes the place of David Wittels, whose term expired as of the December 4, 2012, meeting.  Other than Diamond Castle’s rights under the Shareholder Agreement, there are no arrangements or understandings between Mr. Witkowski and any other persons pursuant to which Mr. Witkowski was selected as a director of the Company.

There are no plans, contracts or arrangements or amendments to any plans, contracts or arrangements entered into with Mr. Witkowski in connection with his election to the Board of Directors, nor are there any grants or awards made to Mr. Wilkowski in connection therewith.

Item 5.07. Submission of Matters to a Vote of Security Holders

The disclosure set forth under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Choice Financial, Inc

Dated: December 6, 2012	By:	/s/ Michael Durbin
Michael Durbin
Chief Financial Officer